Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in this Current Report on Form 8-K of Laredo Petroleum, Inc. (the “Company”) of our report dated October 12, 2021, pertaining to the estimates of proved reserves and future revenue, as of December 31, 2020, of certain oil and gas properties located in Glasscock County, Texas, included in such report. We further consent to the incorporation by reference of our report in the Company’s Registration Statements on Form S-3 (File Nos. 333-230427, 333-257799 and 333-260479) and Form S-8 (File Nos. 333-178828, 333-211610, 333-231593 and 333-256431).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

December 10, 2021